Free Writing Prospectus, dated May 14, 2026

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated May 1, 2026

Registration Statement Nos. 333-293890 and 333-293890-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any SAC bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on pages 1 and 2 of this Preliminary Term Sheet.

Appalachian Power Recovery Funding LLC

(Issuing Entity)

PRELIMINARY TERM SHEET

$1,375,500,000 Series 2026-A Senior Secured SAC Bonds (the “SAC bonds”)

May 14, 2026

Issuing Entity:	Appalachian Power Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Appalachian Power Company

Trustee:	U.S. Bank Trust Company, National Association

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC RBC Capital Markets, LLC

Co-Managers	Jefferies LLC Morgan Stanley & Co. LLC SMBC Nikko Securities America, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Interest Payment Dates(2):	April 1 and October 1, commencing April 1, 2027

Initial SAC Charge as a Percentage of Customer’s Bill:

The Initial SAC Charge for the SAC bonds offered hereby is expected to represent approximately 7.00%(3) of the total bill for a typical 1,000 kWh/month Virginia Commission-jurisdictional area residential customer as of February 20, 2026

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.
(3)	Preliminary, subject to change.

Tranche	Expected Weighted Average Life (Years)*	Principal Amount Offered*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	5.01	$450,000,000	10/1/2035	10/1/2037	037975 AA7	US037975AA76
A-2	11.54	$325,500,000	4/1/2040	4/1/2042	037975 AB5	US037975AB59
A-3	17.12	$600,000,000	4/1/2046	4/1/2048	037975 AC3	US037975AC33

*	Preliminary, subject to change.

Appalachian Power Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Appalachian Power Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Appalachian Power Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, by calling J.P. Morgan Securities LLC toll-free at 1-800-408-1016, or by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, as it may be amended or supplemented. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the SAC charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the SAC bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the SAC bonds have been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED AMORTIZATION SCHEDULE (1)

Semi-Annual Payment Date	Tranche A-1 Principal Balance	Tranche A-2 Principal Balance	Tranche A-3 Principal Balance
Closing Date	$450,000,000.00	$325,500,000.00	$600,000,000.00
1-Apr-27	$414,951,569.01	$325,500,000.00	$600,000,000.00
1-Oct-27	$393,375,219.94	$325,500,000.00	$600,000,000.00
1-Apr-28	$371,291,610.91	$325,500,000.00	$600,000,000.00
1-Oct-28	$348,688,816.23	$325,500,000.00	$600,000,000.00
1-Apr-29	$325,554,629.85	$325,500,000.00	$600,000,000.00
1-Oct-29	$301,876,558.74	$325,500,000.00	$600,000,000.00
1-Apr-30	$277,641,816.18	$325,500,000.00	$600,000,000.00
1-Oct-30	$252,837,314.83	$325,500,000.00	$600,000,000.00
1-Apr-31	$227,449,659.64	$325,500,000.00	$600,000,000.00
1-Oct-31	$201,465,140.69	$325,500,000.00	$600,000,000.00
1-Apr-32	$174,869,725.69	$325,500,000.00	$600,000,000.00
1-Oct-32	$147,649,052.49	$325,500,000.00	$600,000,000.00
1-Apr-33	$119,788,421.26	$325,500,000.00	$600,000,000.00
1-Oct-33	$91,272,786.59	$325,500,000.00	$600,000,000.00
1-Apr-34	$62,086,749.35	$325,500,000.00	$600,000,000.00
1-Oct-34	$32,214,548.37	$325,500,000.00	$600,000,000.00
1-Apr-35	$1,640,051.95	$325,500,000.00	$600,000,000.00
1-Oct-35	$0.00	$295,846,749.11	$600,000,000.00
1-Apr-36	$0.00	$263,728,484.45	$600,000,000.00
1-Oct-36	$0.00	$230,758,443.40	$600,000,000.00
1-Apr-37	$0.00	$196,914,036.86	$600,000,000.00
1-Oct-37	$0.00	$162,172,076.67	$600,000,000.00
1-Apr-38	$0.00	$126,508,759.69	$600,000,000.00
1-Oct-38	$0.00	$89,899,651.54	$600,000,000.00
1-Apr-39	$0.00	$52,319,669.85	$600,000,000.00
1-Oct-39	$0.00	$13,743,067.04	$600,000,000.00
1-Apr-40	$0.00	$0.00	$574,143,412.72
1-Oct-40	$0.00	$0.00	$533,432,295.46
1-Apr-41	$0.00	$0.00	$491,545,034.02
1-Oct-41	$0.00	$0.00	$448,447,649.60
1-Apr-42	$0.00	$0.00	$404,105,181.74
1-Oct-42	$0.00	$0.00	$358,481,659.99
1-Apr-43	$0.00	$0.00	$311,540,074.69
1-Oct-43	$0.00	$0.00	$263,242,347.00
1-Apr-44	$0.00	$0.00	$213,549,297.95
1-Oct-44	$0.00	$0.00	$162,420,616.71
1-Apr-45	$0.00	$0.00	$109,814,827.87
1-Oct-45	$0.00	$0.00	$55,689,257.80
1-Apr-46	$0.00	$0.00	$0.00

(1)	Preliminary, subject to change.

EXPECTED SINKING FUND SCHEDULE (1)(2)

Semi-Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal	Tranche A-3 Principal
1-Apr-27	$35,048,430.99	$0.00	$0.00
1-Oct-27	$21,576,349.07	$0.00	$0.00
1-Apr-28	$22,083,609.03	$0.00	$0.00
1-Oct-28	$22,602,794.68	$0.00	$0.00
1-Apr-29	$23,134,186.39	$0.00	$0.00
1-Oct-29	$23,678,071.11	$0.00	$0.00
1-Apr-30	$24,234,742.56	$0.00	$0.00
1-Oct-30	$24,804,501.36	$0.00	$0.00
1-Apr-31	$25,387,655.18	$0.00	$0.00
1-Oct-31	$25,984,518.96	$0.00	$0.00
1-Apr-32	$26,595,415.00	$0.00	$0.00
1-Oct-32	$27,220,673.20	$0.00	$0.00
1-Apr-33	$27,860,631.23	$0.00	$0.00
1-Oct-33	$28,515,634.67	$0.00	$0.00
1-Apr-34	$29,186,037.24	$0.00	$0.00
1-Oct-34	$29,872,200.98	$0.00	$0.00
1-Apr-35	$30,574,496.42	$0.00	$0.00
1-Oct-35	$1,640,051.95	$29,653,250.89	$0.00
1-Apr-36	$0.00	$32,118,264.67	$0.00
1-Oct-36	$0.00	$32,970,041.05	$0.00
1-Apr-37	$0.00	$33,844,406.54	$0.00
1-Oct-37	$0.00	$34,741,960.20	$0.00
1-Apr-38	$0.00	$35,663,316.98	$0.00
1-Oct-38	$0.00	$36,609,108.15	$0.00
1-Apr-39	$0.00	$37,579,981.70	$0.00
1-Oct-39	$0.00	$38,576,602.81	$0.00
1-Apr-40	$0.00	$13,743,067.04	$25,856,587.28
1-Oct-40	$0.00	$0.00	$40,711,117.26
1-Apr-41	$0.00	$0.00	$41,887,261.44
1-Oct-41	$0.00	$0.00	$43,097,384.42
1-Apr-42	$0.00	$0.00	$44,342,467.86
1-Oct-42	$0.00	$0.00	$45,623,521.75
1-Apr-43	$0.00	$0.00	$46,941,585.30
1-Oct-43	$0.00	$0.00	$48,297,727.70
1-Apr-44	$0.00	$0.00	$49,693,049.05
1-Oct-44	$0.00	$0.00	$51,128,681.24
1-Apr-45	$0.00	$0.00	$52,605,788.84
1-Oct-45	$0.00	$0.00	$54,125,570.08
1-Apr-46	$0.00	$0.00	$55,689,257.80

Total Payments	$450,000,000	$325,500,000	$600,000,000

(1)	Preliminary, subject to change.
(2)	Totals may not sum due to rounding.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (1.35 Standard Deviations from Mean)		-15% (4.64 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years) (1)	WAL (yrs) (1)	Change (days) (1) (2)	WAL (yrs) (1)	Change (days) (1) (2)
A-1	5.01	5.01	0	5.01	0
A-2	11.54	11.54	0	11.54	0
A-3	17.12	17.12	0	17.12	0

(1)	Preliminary, subject to change.
(2)	Number is rounded to whole days.

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (a) in relation to the initial forecast, the forecast error stays constant over the life of the SAC bonds and is equal to an overestimate of electricity consumption of 5% (1.35 standard deviations from mean) or 15% (4.64 standard deviations from mean); (b) the servicer makes timely and accurate filings to make a true-up adjustment to the SAC charges at least annually; (c) customer write-off rates are held constant at 0.30%; (d) customers remit all SAC charges 29 days after such charges are billed; (e) ongoing financing costs are equal to projections; (f) a permanent loss of all customers has not occurred; (g) there is no acceleration of the final maturity date of the SAC bonds; and (h) the issuance date of the SAC bonds is May 27, 2026. There can be no assurance that the weighted average life of the SAC bonds will be as shown.